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                                                                Exhibit 15

Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Commissioners:

We are aware that our report dated August 11, 1999 on our review of the interim consolidated financial information of Intimate Brands, Inc. and Subsidiaries (the "Company") as of and for the thirteen and twenty-six week periods ended July 31, 1999 and included in this Form 10-Q is incorporated by reference in the Company's registration statements on Form S-3, Registration No. 333-78485, Form S-8, Registration Nos. 333-04921 and 333-04923. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Columbus, Ohio
September 9, 1999